Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUVOX, INC.

        FIRST.      The name of the Corporation is

                     NUVOX, INC.

        SECOND. The address of the registered office in the State of Delaware is located at 2711 Centreville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

        THIRD.     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

        FOURTH:

A. Classes and Number of Shares.

        The aggregate number of shares of capital stock which the Corporation is authorized to issue is nine hundred million (900,000,000) shares, consisting of:

           (i)       five hundred million (500,000,000) shares of common stock, par value $.01 per share (“Common Stock”); and

        (ii) four hundred million (400,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which one hundred million (100,000,000) shares are designated as Series A Convertible Preferred Stock ("Series A Preferred Stock").

B.      Preemptive Rights.

        Except as may otherwise be provided by agreement among stockholders of the Corporation, no stockholder of any class of stock of the Corporation shall have any preemptive right to acquire any additional shares of stock of the Corporation of any class or series or any security convertible into, or exercisable or exchangeable for, such stock.

C.      Terms of Preferred Stock.1.
Series A Preferred Stock

        The preferences and relative, participating, optional and other special rights of Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:
(i) Dividends.

        The holders of shares of the Series A Preferred Stock shall not be entitled to receive any fixed dividends thereon. Cash or other types of dividends (other than fixed dividends) may be declared and paid upon the Common Stock in such amounts and at such times as the Board of Directors may determine.

(ii)      Redemption.

        (a)      Notice of Right to Require Redemption. On or before each of December 1, 2008, December 1, 2009 and December 1, 2010, the Corporation shall provide each holder of Series A Preferred Stock with written notice of such holder's right under this Section C.1(ii) to require the Corporation to redeem shares of such Series A Preferred Stock in accordance with this Section C.1(ii).

         (b)      Right to Require Redemption. Each holder of the Series A Preferred Stock may require the Corporation to redeem such holder's shares of Series A Preferred Stock to the extent provided below and subject to compliance with the provisions set forth below:

(I)

If a holder so elects by written notice delivered to the Corporation not earlier than January 1, 2009 and not later than August 30, 2009, the Corporation shall redeem, on September 30, 2009 (or on the next business day if such date shall not be a business day), one-third (1/3) of the shares (rounded down, if necessary, to the nearest whole share) of Series A Preferred Stock represented by such certificate or certificates issued in the name of such holder as shall be specified by such holder in such notice, which certificate or certificates shall be identified by number in such notice.

(II)

If a holder so elects by written notice delivered to the Corporation not earlier than January 1, 2010 and not later than August 30, 2010, the Corporation shall redeem, on September 30, 2010 (or on the next business day if such date shall not be a business day), one-third (1/3) (rounded down, if necessary, to the nearest whole share) of the shares of Series A Preferred Stock represented by such certificate or certificates issued in the name of such holder as shall be specified by such holder in such notice, which certificate or certificates shall be identified by number in such notice; provided, that if any such certificate shall represent unredeemed shares issued in respect of a certificate surrendered for partial redemption in 2009 as referred to above, the Corporation shall redeem one-half (1/2) (rounded down, if necessary, to the nearest whole share) of such shares.

(III)

If a holder so elects by written notice delivered to the Corporation not earlier than January 1, 2011 and not later than August 30, 2011, the Corporation shall redeem, on September 30, 2011 (or on the next business day if such date shall not be a business day), one-third (1/3) (rounded down, if necessary, to the nearest whole share) of the shares of Series A Preferred Stock represented by such certificate or certificates issued in the name of such holder as shall be specified by such holder in such notice which certificate or certificates shall be identified by number in such notice; provided, that (A) if any such certificate shall represent unredeemed shares remaining in respect of a certificate which was surrendered for partial redemption in both of 2009 and 2010 as referred to above, all shares represented by such certificate shall be so redeemed and (B) if any such certificate shall represent unredeemed shares remaining in respect of a certificate which was surrendered for partial redemption in 2009 or 2010, but not in both such years, as referred to above, one-half (1/2) (rounded down, if necessary, to the nearest whole share) of all shares represented by such certificate shall be so redeemed.

        (c)    Redemption Price. The redemption price for any shares of Series A Preferred Stock redeemed under this Section C.1(ii) shall be equal to (i) $1.50 (as adjusted for any stock dividends, combinations, reverse stock splits, splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares, the "Initial Amount") plus (ii) an amount equal to a preferred return on the Initial Amount of eight percent (8%) per annum, with such return to begin accruing as of the date of original issuance of any such share (such amount referred to as the "Redemption Price").

        (d) Procedure for Redemption.

(i)

Any notice by a holder of such holder's election that shares be redeemed which is to be delivered to the Corporation pursuant to clause C.1.(ii)(a) shall be delivered to the Corporation at its principal place of business at the time, to the attention of the General Counsel, by (A) first class certified or registered mail, postage prepaid, (B) nationally recognized overnight courier service, or (C) personal delivery, within the applicable time periods specified in such clause.

(ii)

At least 20 days prior to each scheduled redemption date referred to in clause C.1(ii)(a) (each a "Scheduled Redemption Date"), written notice (a "Redemption Notice") shall be sent to each holder of shares of Series A Preferred Stock which are to be redeemed on such Scheduled Redemption Date, at the notice address of such holder last shown on the records of the transfer agent of the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent), by (A) first class certified or registered mail, postage prepaid, (B) nationally recognized overnight courier service, or (C) personal delivery, notifying such holder of the Scheduled Redemption Date, the Redemption Price, and the number of shares to be redeemed from such holder, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed. In order to facilitate the redemption of the Series A Preferred Stock, the Board of Directors may fix a record date for the determination of holders of the Series A Preferred Stock, not more than 30 days nor less than 20 days prior to any such Scheduled Redemption Date.

(iii)

On or prior to any Scheduled Redemption Date, each holder of Series A Preferred Stock which has shares which are to be redeemed on such Scheduled Redemption Date shall surrender her, his or its certificates representing the shares to be redeemed on such Scheduled Redemption Date to the Corporation, in the manner and at the place designated in the Redemption Notice, and against such surrender the Redemption Price of such shares shall be paid on the Scheduled Redemption Date to the order of the person whose name appears on each such certificate as the owner thereof. Each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares, which shall bear a legend, in a form approved by the Corporation, indicating that such certificate represents such unredeemed shares.

(iv)

Any holder of shares of Series A Preferred Stock which has elected to have such shares of Series A Preferred Stock redeemed by delivery of written notice in the manner provided in Section C.1(ii)(a) may, or any transferee of such shares may, revoke such election by delivery of written notice to the Corporation to such effect at any time prior to the date on which such shares are so redeemed.

(v)

If the funds of the Corporation legally available for redemption of the Series A Preferred Stock on a Scheduled Redemption Date are insufficient to redeem the full number of shares of Series A Preferred Stock required by this Certificate of Incorporation to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of such Series A Preferred Stock, ratably among the holders of the Series A Preferred Stock based upon the number of such shares of Series A Preferred Stock that each such holder thereof is entitled to have redeemed on such Scheduled Redemption Date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series A Preferred Stock, such funds will be used promptly to redeem the balance of the Series A Preferred Stock which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

(iii)     Liquidation Rights.

        (a)      In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other security ranking junior to the Series A Preferred Stock as to liquidation, distributions equal to the greater of (i) an amount equal to $1.50 per share then held by such holder (as adjusted for any stock dividends, combinations, reverse stock splits, splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to such shares), or (ii) the amount such holder of Series A Preferred Stock would have received as a holder of shares of Common Stock issuable upon the conversion of such Series A Preferred Stock immediately prior to such liquidation, dissolution or winding up of the Corporation. If upon the occurrence of such an event, the assets and funds legally available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

        (b) For purposes of this Article Fourth of the Certificate of Incorporation, (1) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (2) any sale or other disposition of all or substantially all of the assets of the Corporation or sale or other disposition of all the outstanding stock of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in paragraph (d) of this Section C.1(iii)) amounts as specified in paragraph (a) of this Section C.1(iii).

        (c) After the payment to the holders of shares of the Series A Preferred Stock of the full preferential amounts provided for in paragraph (a) of this Section C.1(iii), the holders of shares of the Series A Preferred Stock shall have no right or claim to the remaining assets and funds of the Corporation, if any.

        (d) Whenever the distribution provided for in this Section C.1(iii) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

(iv)      Conversion.

        The holders of the Series A Preferred Stock shall have conversion rights as follows:

        (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) $1.50, with respect to Series A Preferred Stock (as appropriately adjusted for any stock dividends, combinations or splits), by (y) the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion in accordance with paragraph (c) of this Section C.1(iv). The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the “Conversion Price”) shall initially be $1.4840 per share of Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

        (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Price upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (prior to underwriters’ discounts and expenses) equal to or exceeding three (3) times the Conversion Price in effect on August 31, 2002, but in any event immediately following any adjustment contemplated by Section C.1(iv)(g) below (as adjusted for any stock dividends, combinations, reverse stock splits, splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to shares), and in which the aggregate proceeds to the Corporation and/or any selling stockholders (prior to underwriters’ discounts and expenses) are at least $75,000,000.

        (c)      Mechanics of Conversion.

        (I) Before any holder of Series A Preferred Stock shall be entitled to convert any of such shares into shares of Common Stock pursuant to paragraph (a) of this Section C.1(iv), such holder shall surrender the certificate or certificates evidencing such shares, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office of the number of shares that such holder elects to so convert and shall state therein the name or names in which such holder wishes the certificate or certificates for such shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter (but in any event within 20 business days thereafter), issue and deliver to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and, if applicable, a certificate or certificates representing any such shares of Series A Preferred Stock that are not being so converted (but were otherwise represented by a certificate that included shares that were being so converted). Any such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the certificate or certificates for the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (II) In the event of an automatic conversion pursuant to paragraph (b) of this Section C.1(iv), the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such series of Preferred Stock until immediately prior to the closing of such sale of securities. No holder of shares of Series A Preferred Stock shall receive certificates for shares of Common Stock upon such conversion unless and until such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock and shall give written direction to the Corporation of the name or names in which such holder wishes the certificate or certificates for such shares of Common Stock to be issued. Until surrendered as provided above, each certificate previously representing shares of Series A Preferred Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

        (d)      Adjustments to Conversion Price for Certain Diluting Issues.

        (I)      Special Definitions. For purposes of paragraph (d) of this Section C.1(iv), the following definitions apply:

        (1) "Options" shall mean rights, options and warrants to subscribe for, purchase or otherwise acquire Common Stock or Series A Preferred Stock or Convertible Securities (defined below).

        (2) "Original Issue Date" shall mean the first date on which a share of Series A Preferred Stock was first issued by the Corporation.

        (3) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock or Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

        (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to subparagraph (d)(III) of this Section C.1(iv), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable in any of the following transactions;

        (A) upon conversion of shares of Series A Preferred Stock;

        (B) to officers, directors or employees of, or consultants or advisers to, the Corporation pursuant to stock option or stock purchase plans, warrants or agreements on terms from time to time approved by the Corporation's Board of Directors (the "Board of Directors") (including, without limitation, shares of Common Stock issued or issuable pursuant to stock options or warrants assumed in connection with acquisitions described in clause (E) below);

        (C) upon the exercise of any Options issued and outstanding as of July 9, 2002, including, without limitation, the warrants issued pursuant to the Securities Purchase Agreement, dated September 21, 2001, by and between the Corporation and the purchasers named therein (the "2001 Securities Purchase Agreement"), referred to therein as the "$1.50 Series D warrants" and the "$0.01 Series D warrants," the Founders' Warrants (as defined in the 2001 Securities Purchase Agreement), the warrants for common stock issued to David L. Solomon, John P. Denneen and Michael E. Gibson, each with a pro forma adjusted exercise price of $1.04 per share, and the warrants issued under and pursuant to the terms of an Agreement and Plan of Merger by and among the Corporation, Triangle Acquisition, Inc. and State Communications, Inc., dated as of June 9, 2000, including, without limitation, the warrants referred to therein as the "$10.25 Warrants" and the warrants to purchase Common Stock issued pursuant thereto with initial exercise prices of $1.81 and $2.03;

        (D)as a dividend or distribution on shares of the Series A Preferred Stock; (E) in consideration for acquisitions from time to time approved by the Board of Directors; and

        (F) for which adjustment of the Conversion Price is made pursuant to paragraph (e) or paragraph (f) of this Section C.1(iv).

        (II) No Adjustment of Conversion Price. Any provision of this Certificate of Incorporation to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to subparagraph (d)(V) of this Section C.1(iv)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

        (III) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

        (1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of such Convertible Securities where an adjustment to the Conversion Price had been made on the record date, or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case where an adjustment to the Conversion Price had been made on the record date or issue date;

        (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock);

        (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

        (A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

        (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to subparagraph (d)(V) of this Section C.1(iv)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

        (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock, other than those Additional Shares of Common Stock causing such readjustment, between the original adjustment date and such readjustment date;

        (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

        (6) in the event that any adjustment described in this subparagraph (d)(III) is made, with respect to any Additional Shares of Common Stock that were originally issued (or deemed issued) for a consideration per share equal to or in excess of the Conversion Price then in effect that, had such adjustment been made prior to such original issue date (or deemed original issue date) would have caused such Additional Shares of Common Stock to be issued for a consideration per share less than the Conversion Price then in effect, then such Additional Shares of Common Stock shall be deemed to have been issued as of the date of any such adjustment.

        (IV) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subparagraph (d)(III) of this Section C.1(iv)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the lowest consideration per share received or to be received by the Corporation in such issuance of Additional Shares of Common Stock.

        (V) Determination of Consideration. For purposes of paragraph (d) of this Section C.1(iv), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

        (1) Cash and Property. Such consideration shall:

        (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

        (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

        (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

        (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subparagraph (d)(III) of this Section C.1(iv), relating to Options and Convertible Securities shall be determined by dividing:

        (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

        (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

        (e)    Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in shares of Common Stock or in any right to acquire shares of Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in shares of Common Stock or in any right to acquire shares of Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire shares of Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in shares of Common Stock in an amount equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

        (f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in paragraph (e) of this Section C.1(iv) above or a merger or other reorganization referred to in paragraph (b) of Section C.1(iii) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall thereafter be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been received by the holders upon conversion of the Series A Preferred Stock immediately before that change.

        (g) Adjustments Upon Completion of Series A Offering. Notwithstanding anything contained herein to the contrary, the Conversion Price shall be adjusted in accordance with the terms hereof following the consummation of the final Second Closing, as defined in the Securities Purchase Agreement dated as of July 9, 2002, relating to the Series A Preferred Stock (the “Series A Purchase Agreement”), of the purchases and sales of Series A Preferred Stock contemplated thereby. If an aggregate of less than 50,000,000 shares of Series A Preferred Stock are sold by the Corporation at the Initial Closing (as defined in the Series A Purchase Agreement) and all Second Closings combined pursuant to the Series A Purchase Agreement, then the Conversion Price then in effect shall be decreased to the greater of (A) $0.7181 and (B) $1.50 divided by a fraction, the numerator of which is the aggregate number of shares of Common Stock (the “Common Stock Adjustment Number”) which would represent 75% of the equity value of the Corporation on a fully diluted basis on the day of the final Second Closing pursuant to the Series A Purchase Agreement, calculated as described below, and the denominator of which is the aggregate number of shares of Series A Preferred Stock (the “Series A Preferred Stock Adjustment Number”) issued at the Initial Closing and all Second Closings combined. If more than an aggregate of 50,000,000 shares of Series A Preferred Stock are sold by the Corporation at the Initial Closing and all Second Closings combined pursuant to the Series A Purchase Agreement, then the Conversion Price then in effect shall be increased to the lesser of (A) $1.8669 and (B) $1.50 divided by a fraction, the numerator of which is the Common Stock Adjustment Number and the denominator of which is the Series A Preferred Stock Adjustment Number. The calculation of the equity value of the Corporation on a fully-diluted basis on the day of the final Second Closing shall take into account, in addition to the shares of Common Stock then outstanding, (i) the purchases and sales at the Initial Closing and all Second Closings pursuant to the Series A Purchase Agreement, (ii) the issuance of 4,833,333 shares of Series A Preferred Stock to the Corporation’s lenders as part of the restructuring of the Corporation’s senior credit facility in the manner contemplated by the Series A Purchase Agreement and (iii) the assumed allocation of 10% of the equity to employees of the Corporation, but shall not take into account any outstanding options or warrants of the Corporation as of the Second Closing Date.

        (h) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.1(iv) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Price against impairment.

        (i) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section C.1(iv), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any such holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

        (j) Notices of Record Date. In the event that the Corporation shall propose at any time prior to the conversion of all outstanding shares of the Series A Preferred Stock: (I) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (II) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (III) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (IV) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock:

        (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (III) and (IV) above; and

        (2) in the case of the matters referred to in clauses (III) and (IV) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

        (k) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

        (l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

        (m) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

        (n) Notices. Any notice required by the provisions of this Section C.1(iv) to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder’s address or facsimile number appearing in the records of the Corporation.
(v) Voting.

        At any meeting of the stockholders of the Corporation, the shares of the Series A Preferred Stock shall be entitled to the number of votes for each such share held that would equal the number of shares of Common Stock issuable upon conversion of such shares on the record date for the meeting. The shares of the Series A Preferred Stock (on an as-converted basis) and the Common Stock shall vote together as a single class of stock, except where voting separately by class or series is required by the GCL.

(vi)        Reacquired Shares.

        Shares of the Series A Preferred Stock which have been issued and reacquired through purchase, conversion or otherwise shall, upon compliance with the applicable provisions of the GCL, have the status of authorized and unissued shares of Preferred Stock and may be reissued, but only as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors and only as set forth in Section 7.20 of the Securities Purchase Agreement.

(vii)      Relation to Other Series of Preferred Stock.

Any stock of any other series, class or classes of the Corporation shall be deemed to rank: (a) prior to the shares of the Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of such series, class or classes of stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of the Series A Preferred Stock.

        (b) on a parity with the shares of the Series A Preferred Stock, upon liquidation, whether or not the liquidation prices per share are different from those of the Series A Preferred Stock, if the holders of such series, class or classes of stock shall be entitled to the receipt of amounts distributable upon dissolution, liquidation or winding up of the Corporation in proportion to their respective liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of the Series A Preferred Stock; and

        (c) junior to the shares of the Series A Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of the Series A Preferred Stock shall be entitled to the receipt of amounts distributable upon dissolution, liquidation or winding up of the Corporation in preference or priority to the holders of shares of such series, class or classes of stock.

2. Other Series of Preferred Stock.

        The terms of the shares of each other series of Preferred Stock shall be as stated and expressed in this Certificate of Incorporation or any amendment hereto, or in the resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board of Directors. Subject to the requirements of the GCL and the provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized to cause any number of the authorized and undesignated shares of Preferred Stock to be issued from time to time in one or more series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, if any, as the Board of Directors may fix by resolution or resolutions, prior to the issuance of any shares of such series of Preferred Stock, each of which series may differ from any and all other series, including, without limiting the generality of the foregoing, the following:

(a) The number of shares constituting such series of Preferred Stock and the designation thereof; (b) The dividend rate, if any, on the shares of such series of Preferred Stock, whether and the extent to which any such dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payments of any dividends, and the times at which, and the terms and conditions on which, any dividends shall be paid;

        (c) The right, if any, of the holders of shares of such series of Preferred Stock to vote and the manner of voting, except as may otherwise be provided by the GCL;

        (d) The right, if any, of the holders of shares of such series of Preferred Stock to convert the same into, or the right, if any, of the Corporation to exchange the same for, another class or series of stock of the Corporation and the terms and conditions, including any provision for future adjustment in the conversion or exchange rate, under which said shares may be converted or exchanged;

        (e) The redemption or purchase price or prices of the shares of such series of Preferred Stock, if any, and the times at which, and the terms and conditions on which, the shares of such series of Preferred Stock may be redeemed or purchased;

        (f) The terms of the sinking fund, if any, to be provided for such series of Preferred Stock, and the terms and amount of such sinking fund;

        (g) The rights of the holders of shares of such series of Preferred Stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of such holders with respect thereto; and

        (h) Any other relative powers, preferences and rights, and any qualifications, limitations or restrictions, of such series of Preferred Stock.

D.      Terms of Common StockM.

        The voting powers and relative, participating, optional and other special rights of the Common Stock, and the qualifications, limitations and restrictions thereof, are as follows:

        1.      Voting Rights and Powers. Except as provided in the GCL, the holders of shares of the Common Stock shall vote together as a single class (with the holders of Series A Preferred Stock entitled to vote together with the holders of the shares of Common Stock) on all matters as to which such holders are entitled to vote.

        2.      Dividend Rights. No cash dividends may be declared and paid upon the Common Stock so long as any Series A Preferred Stock or other securities ranking prior to the Common Stock upon dissolution, liquidation or winding up of the Corporation is outstanding. Thereafter, cash dividends may be declared and paid upon the Common Stock in such amounts and at such times as the Board of Directors may determine. Funds otherwise legally available for the payment of dividends on the Common Stock shall not be restricted or reduced by reason of there being any excess of the aggregate preferential amount of Series A Preferred Stock outstanding over the aggregate par value thereof.

        3.      Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid or set apart for payment of holders of any outstanding shares of Series A Preferred Stock the full preferential amounts to which they are entitled under Section C.1(iii) or otherwise, the entire remaining assets and funds of the Corporation legally available for distribution, if any, to its shareholders shall be distributed ratably among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

        FIFTH. All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized:

        (i) to adopt, amend or repeal By-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to adopt By-laws and to amend or repeal By-laws made by the Board of Directors; and

        (ii) from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the By-laws of the Corporation, as authorized by resolution of the stockholders or Board of Directors of the Corporation or as set forth in any agreement among the Corporation and any of its stockholders.

        SIXTH. No director of the Corporation or any person acting at the direction of the Board of Directors shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that the foregoing shall not be deemed to eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is not intended to eliminate or narrow any defenses to or protection against liability otherwise available to directors of the Corporation. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. Any person or persons who, pursuant to any provision of this Certificate of Incorporation, exercises or performs any of the powers or duties conferred or imposed upon a director of the Corporation shall be treated as a director for purposes of this Article Sixth and shall be entitled to the limitation of liability set forth in this Article Sixth.

        SEVENTH.

        A.    Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is a legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the GCL, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably paid or incurred by such person in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall include the right to be paid by the Corporation the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if ultimately it should be determined that such person is not entitled to be indemnified by the Corporation under the GCL. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article Seventh.

        B. The Board of Directors may adopt By-laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the GCL, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, against any expense, liability or loss asserted against or incurred by any such person in any such capacity or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss.

        EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation; provided that (i) in addition to any required class or other vote, the affirmative vote of the holders of record of outstanding shares representing at least 66 2/3% of all the outstanding Common Stock and Preferred Stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with, Article Fourth of this Certificate of Incorporation and (ii) the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for issuance) by the affirmative vote of the holders of record of a majority of all the outstanding Common Stock and Preferred Stock entitled to vote generally in the election of directors, voting together as a single class.